EXHIBIT 17.3

FLETCHER H. WILEY, ESQ.

Attorney At Law

270 Congress Street, Suite 500

Boston, MA 02110

617.338.2034 Fax 617.338.2084

May 19, 2004

Personal and Confidential

Mr. Andrew G. Kotsatos

Chairman of the Board

Boston Acoustics, Inc.

300 Jubilee Drive ‘

Peabody, MA 01961-6015

Dear Andy,

As I indicated in our telephone conversation earlier today, I am hereby submitting my resignation from the Board of Directors of Boston Acoustics, Inc. (the “Company”), effective upon completion of the audit of the Company’s financial statements for the fiscal year ended March 27, 2004.

While I share common aspirations with management for what the future of the Company can be, we are not in accord on the methodology and timing of getting there. Consequently, I do not feel I can make my future contributions as a Director. However, I will, of course, continue to cheer for the Company’s success from the sidelines and serve as a willing information and contact resource for your business development activities.

On a personal note, I truly have enjoyed getting to know you, Moses, my fellow Directors, and the Company better; and those friendships will abide as will my great aspirations for the Company’s future.

With warmest regards,

/s/ Fletcher H. Wiley

Fletcher H. Wiley

cc:	Alexander E. Aikens, III

Moses A. Gabbay

George Markos

Lisa M. Mooney